Exhibit 10.1

EXECUTION VERSION

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of January 19, 2024, between SIGA Technologies, Inc., a Delaware corporation (the “Company”), and Diem Nguyen (“Executive”).

WHEREAS, the Company and Executive desire to enter into an employment agreement providing for Executive to become the Chief Executive Officer of the Company setting forth the rights and duties of the parties hereto; and

WHEREAS, this Agreement is intended to supersede any prior agreements or understandings, whether formal or informal, between Executive and the Company or any employees, directors, agents, members, managers or representatives thereof.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants and agreements hereinafter set forth, the Company and Executive agree as follows:

1.
Term. Unless earlier terminated in accordance with Section 4 hereof, the term of Executive’s employment under this Agreement shall be the period beginning on January 27, 2024 (the “Commencement Date”) and ending on January 27, 2027 (such period, the “Initial Term”); provided that the Executive’s employment may be terminated earlier by either Executive or the Company at any time and for any reason or for no reason, but subject to the notice and other requirements set forth in Section 4. At the conclusion of the Initial Term, this Agreement shall automatically renew for successive one (1) year terms (each, a “Renewal Term”) unless either party gives the other written notice of non-renewal at least ninety (90) days’ prior to the end of the Initial Term or a Renewal Term (as the case may be) and subject to earlier termination as provided in Section 4 hereof. When used herein, the term “Term” shall mean the Initial Term together with any Renewal Terms (if any).

2.	Employment and Service on Board; Performance of Duties.

(a)
During the Term, Executive shall hold the title of Chief Executive Officer of the Company (“CEO”) and report to the Board of Directors of the Company (the “Board”). During the Term, Executive shall also serve as a member of the Board, and upon the request of the Board, as an officer and director of the Company and any of the Company’s subsidiaries and controlled affiliates, without additional compensation.

(b)
Executive shall perform such duties and responsibilities as Executive may be assigned by the Board not inconsistent with Executive’s position as CEO. Executive agrees that she will devote her full business time to the performance of her duties; provided that the foregoing shall not prevent her from (A) continuing to serve on the board of directors of the Children’s Hospital of Philadelphia, (B) with the consent of the Board (not to be unreasonably withheld), serving on the boards of directors of other non-profit organizations or one (1) for-profit company that are not competitors of the Company, (C) participating in charitable, civic, educational, professional, community or industry affairs, (D) managing her personal investments and legal affairs and/or (E) engaging in such other activities as are approved by the Board; in each case, to the extent such activities do not interfere with Executive’s performance of her duties to the Company or create a conflict of interest with respect to the Company.

(c)
During the period of Executive’s employment with the Company, Executive shall not (i) engage in any activity which conflicts with or interferes with or derogates from the performance of Executive’s duties hereunder, or (ii) accept or engage in any other employment, whether as an employee or consultant or in any other capacity, and whether or not compensated therefor, except as set forth in the prior sentence. Executive will perform Executive’s duties primarily from the Company’s offices in New York City, New York (the “Primary Work Location”), subject to reasonable travel requirements.

3.	Compensation and Benefits.

(a)
Base Salary. The Company agrees to pay to Executive a base salary at the annual rate of $900,000 (payable in cash in accordance with the Company’s normal payroll practices) from the Commencement Date or such greater amount (but not a lesser amount) as determined by the Board from time to time (“Base Salary”). Effective as of January 1 of each subsequent calendar year beginning with January 1, 2025, the Base Salary shall automatically be increased each calendar year by no less than the greater of (i) three percent (3%) and (ii) the percentage of any across-the-board salary increases applicable to all senior executives of the Company.

(b)	Guaranteed Bonus and Annual Bonus.

(i)
For calendar year 2024, the Company shall pay Executive a guaranteed bonus equal to 50% of Executive’s Base Salary (the “Guaranteed Bonus”). The Guaranteed Bonus shall be paid as soon as practicable but no later than March 15, 2025.

(ii)
During the remainder of the Term beginning in calendar year 2025, Executive shall be eligible to participate in the Company’s annual bonus program with a target bonus opportunity equal to 50% of Executive’s then current Base Salary (the “Target Annual Bonus”), subject to the achievement of any performance criteria and goals approved by the Compensation Committee of the Board (the “Compensation Committee”).

(c)
Sign-On Bonus. The Company shall pay the Executive a sign-on bonus equal to $450,000, subject to all applicable taxes and withholdings, which shall be paid in a lump-sum payment within thirty (30) days following the Commencement Date (the “Sign-On Bonus”). Notwithstanding anything herein to the contrary, in the event that Executive resigns her employment without Good Reason or if Executive’s employment is terminated involuntarily by the Company for Cause, in each case, prior to the first (1st) anniversary of the Commencement Date, Executive shall repay the Sign-On Bonus to the Company, net of taxes, within thirty (30) days following Executive’s termination date. In such case, Executive (i) expressly agrees and authorizes the Company to deduct such net amount from Executive’s final paycheck and any other amounts that the Company might otherwise pay Executive upon termination and (ii) agrees to cooperate with the Company to facilitate the Company’s recoupment of taxes withheld and remitted to the applicable taxing authorities with respect to the Sign-On Bonus.

(d)
Make-Whole Award. On the Commencement Date, the Company shall grant to Executive, a one-time, make-whole award of non-qualified stock options (“Options”) to purchase shares of the common stock (“Common Stock”) with a value of $450,000 (the “Make-Whole Award”), pursuant to the Company’s 2010 Stock Incentive Plan, as amended and restated (the “Equity Plan”). The number of Options shall be determined using a Black-Scholes pricing model consistent with how Options are valued in the Company’s public filings, and the Options shall have an exercise price equal to the closing price of a share of the Company’s Common Stock on the Commencement Date. Such Options shall vest fifty percent (50%) on each of the first two anniversaries of the grant date, subject to the Executive’s continued employment with the Company through the applicable vesting date unless otherwise provided by this Agreement or the Equity Plan.

(e)	Equity Compensation.

(i)
On the Commencement Date, the Company shall grant Executive the following long-term incentive awards, which shall be subject to customary terms and conditions as are consistent with the Equity Plan, the underlying award agreements and applicable law:

(1)
Restricted stock units (“RSUs”) with respect to Common Stock with a grant date value of $900,000, determined based on the average closing stock price of the Company’s Common Stock during the 30 days prior to the Commencement Date. Such RSUs shall vest one-third on each of the first three (3) anniversaries of the Commencement Date, subject to the Executive’s continued employment with the Company through the applicable vesting date unless otherwise provided by this Agreement.

(2)
Performance-based restricted stock units (“PSUs”) with respect to the Company’s Common Stock with a grant date value of $900,000, determined based on the closing stock price of the Company’s Common Stock on the Commencement Date. The PSUs shall vest as follow, subject to the Executive’s continued employment with the Company unless otherwise provided by this Agreement or the Equity Plan:

(A)
One-third of the PSUs will vest if the closing stock price of a share of the Company’s Common Stock (plus the per share value of any dividends issued between the Commencement Date and the measurement date) is at or above $7.00 on the Nasdaq Stock Market (“Nasdaq”) for any period of ninety (90) consecutive trading days during the three-year period beginning on the Commencement Date;

(B)
One-third of the PSUs will vest if the closing stock price of a share of the Company’s Common Stock (plus the per share value of any dividends issued between the Commencement Date and the measurement date) is at or above $8.00 on the Nasdaq for any period of ninety (90) consecutive trading days during the three-year period beginning on the Commencement Date; and

(C)
One-third of the PSUs will vest if the closing stock price of a share of the Company’s Common Stock (plus the per share value of any dividends issued between the Commencement Date and the measurement date) is at or above $9.00 during regular trading on the Nasdaq for any period of ninety (90) consecutive trading days during the three-year period beginning on the Commencement Date;

provided that, if the applicable stock price goal is not achieved prior to the third (3rd) anniversary of the Commencement Date, then Executive shall forfeit all such unvested PSUs without payment of consideration on such third (3rd) anniversary.

(3)
Options to purchase shares of the Company’s Common Stock with a value of $900,000. The number of Options shall be determined using a Black-Scholes pricing model consistent with how Options are valued in the Company’s public filings, and the Options shall have an exercise price equal to the closing price of a share of the Company’s Common Stock on the Commencement Date. Such Options shall vest one-third on each of the first three anniversaries of the grant date, subject to the Executive’s continued employment with the Company through the applicable vesting date unless otherwise provided by this Agreement or the Equity Plan.

(ii)
Beginning with the 2025 calendar year, each calendar year during the Term by no later than the Commencement Date, Executive shall be eligible for equity awards with a target aggregate grant date value equal to 300% of Executive’s Base Salary (the, “Target Annual Equity Award”), under the Equity Plan or any equity program adopted by the Company from time to time with the actual amount granted to be determined by the Compensation Committee based on achievement of applicable performance criteria and goals.

(iii)
Notwithstanding any other provision in the Equity Plan or the applicable award agreement, if the PSUs are assumed, converted, replaced or substituted by the Company or successor corporation in connection with a Change of Control, then (A) the applicable performance goals shall lapse in connection with such Change of Control and (B) such PSUs shall become subject to only time-based vesting restrictions and shall vest on the applicable vesting date (which in the case of the PSUs granted pursuant to Section 3(e)(i)(2) of this Agreement shall be the third (3rd) anniversary of the Commencement Date), subject to Executive’s continued employment or service with the Company or successor corporation through the applicable vesting date except as provided under Section 5(d)(v), herein.

(f)
Benefits. Executive shall be entitled to participate in, to the extent Executive is otherwise eligible under the terms thereof, the benefit plans and programs, and receive the benefits, generally provided by the Company from time to time to senior executives of the Company, including, without limitation, family medical insurance (subject to applicable employee contributions). Executive shall be entitled to receive four (4) weeks of vacation, in accordance with Company policy.

(g)
Business Expenses. The Company agrees to reimburse Executive for all reasonable and necessary travel, business entertainment and other business expenses incurred by Executive in connection with the performance of Executive’s duties under this Agreement. Such reimbursements shall be made by the Company on a timely basis upon submission by Executive of vouchers in accordance with the Company’s standard procedures.

(h)
Reimbursement of Legal Fees. Subject to submission by Executive of appropriate documentation, the Company shall reimburse Executive for her reasonable legal fees incurred in connection with the review, negotiation and documentation of this Agreement up to a maximum of $40,000.

(i)
Indemnification. The Company shall indemnify, defend and hold harmless Executive, to the fullest extent permitted by applicable law and the Company’s certificate of incorporation and bylaws, for any and all liabilities to which Executive may be subject as a result of, in connection with or arising out of Executive’s employment by or service to the Company, as well as the costs and expenses (including, without limitation, advance and payment of reasonable attorneys’ fees) of any legal action brought or threatened to be brought against Executive or the Company as a result of, in connection with or arising out of such employment or board service on the same terms as other directors and officers of the Company, including, without limitation, the Company’s Directors and Officers liability insurance policy. The provisions of this section shall survive Executive’s termination of employment and service to the Company.

(j)
No Other Compensation or Benefits; Payment. The compensation and benefits specified in this Section 3 and in Section 5 of this Agreement shall be in lieu of any and all other compensation and benefits. Payment of all compensation and benefits to Executive specified in this Section 3 and in Section 5 of this Agreement (i) shall be made in accordance with the relevant Company policies in effect from time to time to the extent the same are consistently applied, including normal payroll practices, and (ii) shall be subject to all legally required and customary withholdings.

(k)
Cessation of Employment. In the event Executive shall cease to be employed by the Company for any reason, (i) Executive’s compensation and benefits shall cease on the date of such event, except as otherwise specifically provided herein or in any applicable employee benefit plan or program or as required by law and (ii) Executive shall be deemed to have resigned, without further notice or action, from any and all positions that she may then hold as a director, manager, officer, employee and/or agent of the Company, or any direct or indirect subsidiary thereof and Executive agrees to execute any documents reasonably required to effectuate the foregoing and failure to do so, following written notice specifying such failure and a reasonable opportunity to cure, shall result in a material breach of this Agreement and shall constitute grounds for Cause (as defined below).

4.	Termination of Employment. Executive’s employment hereunder may be terminated prior to the end of the Term under the following circumstances.

(a)	Death. Executive’s employment hereunder shall terminate upon Executive’s death.

(b)
Executive Becoming Totally Disabled. The Company may terminate Executive’s employment hereunder at any time after Executive becomes “Totally Disabled.” For purposes of this Agreement, Executive shall be “Totally Disabled” in the event Executive is unable to perform the duties and responsibilities contemplated under this Agreement for a period of either (A) 120 consecutive days or (B) six (6) months in any 12-month period due to physical or mental incapacity or impairment (the “Disability Period”).

(c)
Termination by the Company for Cause. The Company may terminate Executive’s employment hereunder for Cause at any time after providing written notice to Executive within ninety (90) days of the date the Board becomes aware of the circumstances constituting Cause.

(i)	For purposes of this Agreement, the term “Cause” shall mean any of the following:

(1)	Executive’s repeated failure or refusal to perform Executive’s duties under this Agreement (other than as a result of total or partial incapacity due to physical or mental illness);

(2)
any act by or omission of Executive constituting gross negligence or willful misconduct in connection with the performance of Executive duties that could reasonably be expected to materially injure the reputation, business or business relationships of the Company or any of its affiliates;

(3)	perpetration of an intentional and knowing fraud against or affecting the Company or any of its affiliates or any customer, client, agent or employee thereof;

(4)
the commission by or indictment of Executive for (A) a felony or (B) any misdemeanor involving deceit or fraud (“indictment,” for these purposes, meaning a United States-based indictment, probable cause hearing or any other procedure pursuant to which an initial determination of probable or reasonable cause with respect to such offense is made);

(5)	the material breach of a restrictive covenant in this Agreement; or

(6)	any other material breach by Executive of this Agreement between the Company and Executive;

Any determination of Cause by the Company will be made by a resolution approved by a majority of the members of the Board; provided that no such determination may be made until Executive has been given written notice detailing the specific Cause event and a period of thirty (30) days following receipt of such notice to cure such event (if capable of cure). Notwithstanding the foregoing, any action or inaction taken by Executive based upon Executive’s reasonable reliance on advice of counsel to the Company or the direction of the Board shall not form the basis for Cause. For the avoidance of doubt, “Cause” does not include (A) differences of opinion with respect to strategy or implementation of business plans, (B) the success or lack of success of any such strategy or implementation, or (C) dissatisfaction with the Executive’s good faith performance of her duties and responsibilities.

(d)
Termination by the Company Without Cause. Unless otherwise provided in Section 4(c), the Company may terminate Executive’s employment hereunder at any time for any reason or no reason by giving Executive sixty (60) days’ prior written notice of the termination (or payment of sixty (60) days’ Base Salary in lieu of such sixty (60) days’ advance notice).

(e)	Termination by Executive for Good Reason. Executive may terminate Executive’s employment hereunder for Good Reason at any time after providing written notice to the Company.

(i)	For purposes of this Agreement, the term “Good Reason” shall mean any of the following without the Executive’s written consent:

(1)	a material reduction in Executive’s Base Salary or Target Annual Bonus,

(2)	a material reduction in Executive’s Total Target Compensation (as defined below),

(3)	a material breach by the Company of this Agreement,

(4)	Executive’s job site is relocated to a location more than twenty-five (25) miles from Executive’s Primary Work Location, unless the parties mutually agree to such relocation, or

(5)
a change in Executive’s title or reporting structure or material reduction in Executive’s duties or responsibilities as Chief Executive Officer (including, following a Change of Control, Executive no longer serving as Chief Executive Officer of the ultimate parent of a public company).

(ii)
In order to terminate Executive’s employment and services for Good Reason, Executive shall provide the Company with a written notice detailing the specific circumstances alleged to constitute Good Reason within ninety (90) days after the first occurrence of such circumstances (which shall not preclude Executive from asserting Good Reason from a later independent occurrence of the same circumstances), and the Company shall (A) promptly notify the Board of its receipt of such notice and (B) have thirty (30) days following receipt of such notice to cure such circumstances in all material respects; provided that, no termination for Good Reason with respect to a particular event shall occur after the 180th day following the first occurrence of such Good Reason event.

(iii)
For purposes of this Agreement, “Total Target Compensation” shall mean the aggregate amount of Executive’s (A) Base Salary, (B) Target Annual Bonus opportunity and (C) Target Annual Equity Award opportunity, in each case, with respect to the applicable year.

(f)
Termination by Executive Without Good Reason. Executive may terminate Executive’s employment hereunder at any time for any reason or no reason by giving the Company sixty (60) days prior written notice of the termination. Following any such notice, the Company may reduce or remove any and all of Executive’s duties, positions and titles with the Company and any such reduction or removal shall not constitute Good Reason.

5.	Compensation Following Termination. In the event that Executive’s employment hereunder is terminated, Executive shall be entitled only to the following compensation and benefits upon such termination:

(a)	General. On any termination of Executive’s employment, Executive shall be entitled to the following (collectively, the “Standard Termination Payments”):

(i)
any accrued but unpaid Base Salary for services rendered through the date of termination; provided, however, that in the event Executive’s employment is terminated pursuant to Section 4(b), the amount of Base Salary received by Executive during the Disability Period shall be reduced by the aggregate amounts, if any, payable to Executive under any disability benefit plan or program provided to Executive by the Company;

(ii)	any vacation accrued to the date of termination, in accordance with Company policy;

(iii)	any accrued but unpaid expenses through the date of termination required to be reimbursed in accordance with Section 3(g) of this Agreement;

(iv)
any benefits to which Executive may be entitled upon termination pursuant to the plans, programs and grants referred to in Section 3(d) and Section 3(e), hereof, in accordance with the terms of such plans, programs and grants; and

(v)
other than in the event of Executive’s termination of employment for Cause, any accrued but unpaid Guaranteed Bonus or Target Annual Bonus, as applicable, from a performance period ending on or preceding the date of termination of employment.

Unless otherwise provided in this Agreement, Executive’s rights with respect to any equity or equity-based awards shall be governed by the terms of the applicable definitive equity agreements.

(b)
Termination by Reason of Death or Executive Becoming Totally Disabled; Termination by the Company for Cause; Termination by Executive Without Good Reason. In the event that Executive’s employment is terminated prior to the expiration of the Term (i) by reason of Executive’s death pursuant to Section 4(a) or Executive becoming Totally Disabled pursuant to Section 4(b), (ii) by the Company for Cause pursuant to Section 4(c), or (iii) by Executive without Good Reason pursuant to Section 4(f), Executive (or Executive’s estate, as the case may be) shall be entitled to the Standard Termination Payments. In the event that Executive’s employment is terminated prior to the expiration of the Term by reason of Executive’s death pursuant to Section 4(a) or due to Executive becoming Totally Disabled pursuant to Section 4(b), Executive shall also receive payment of Executive’s Target Annual Bonus for the year of termination, which shall be pro-rated for the number of days during the performance period that Executive was employed by the Company and based on achievement of applicable performance criteria and goals, to be paid when the annual bonus would otherwise have been paid had Executive remained employed through the date of payment.

(c)
Termination by the Company Without Cause; Termination by Executive for Good Reason. In the event that Executive’s employment is terminated by the Company without Cause pursuant to Section 4(d) (including non-renewal of this Agreement by the Company) or by Executive for Good Reason pursuant to Section 4(e) (each, a “Qualifying Termination”) outside of a Change of Control Period (as defined below), Executive shall be entitled only to the following:

(i)	the Standard Termination Payments;

(ii)
solely to the extent the Qualifying Termination occurs in 2024, an amount equal to (A) the Guaranteed Bonus plus two (2) times Executive’s Base Salary as in effect immediately prior to termination and without regard to any reduction thereto which constitutes Good Reason minus (B) if applicable, the amount paid in lieu of notice in accordance with Section 4(d) of this Agreement, with such aggregate amount payable in accordance with Section 5(g) of this Agreement;

(iii)
solely to the extent the Qualifying Termination occurs after the 2024 calendar year, an amount equal to (A) two (2) times Executive’s Base Salary as in effect immediately prior to termination and without regard to any reduction thereto which constitutes Good Reason, minus (B) if applicable, the amount paid in lieu of notice in accordance with Section 4(d) of this Agreement, with such aggregate amount payable in accordance with Section 5(g) of this Agreement;

(iv)
if Executive timely elects to continue coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), for the twelve (12) calendar months immediately following the end of the calendar month in which the Qualifying Termination occurs, the Company shall pay a portion of the premiums so that the Executive’s cost for coverage is commensurate with active employees; provided that, if the Company determines that such payments would cause adverse tax consequences to the Company or the Executive or otherwise not be permitted under the Company health and welfare plans or under law, the Company shall instead provide the Executive with monthly cash payments during such 12-month period in an amount equal to the amount of the Company’s monthly contributions referenced above with such amount payable in accordance with Section 5(g) of this Agreement; provided, further, that such contributions shall cease to be effective as of the date that the Executive obtains health and welfare benefits from a subsequent employer; and

(v)
the Company shall take all such action as is necessary such that (A) all of Executive’s RSUs and Options that are outstanding and unvested as of immediately prior to such Qualifying Termination shall, immediately and irrevocably vest and, to the extent applicable, become exercisable as of the date of termination and shall remain exercisable for a period of not less than one (1) year from the date of termination, or, if earlier, the expiration of the term of such equity award and (B) all of Executive’s PSUs that are outstanding and unvested as of immediately prior to such Qualifying Termination shall continue to be eligible to vest in accordance with the terms of the award and subject to achievement of the applicable performance goals, as if Executive’s employment with the Company had not terminated; provided that (X) if the applicable performance goals are not achieved by the end of the applicable performance period, all PSUs that are outstanding and unvested as of such date shall be forfeited without payment of any consideration by the Company, and (Y) if Executive is in material breach of any covenant contained in Section 7 hereof (as determined by a court of competent jurisdiction), all PSUs that are outstanding and unvested as of such date of determination shall be forfeited without payment of any consideration by the Company.

(d)
Qualifying Termination Following a Change of Control. In the event that Executive experiences a Qualifying Termination occurs within two (2) years following a Change of Control (the “Change of Control Period”), Executive shall solely be entitled to the following:

(i)	the Standard Termination Payments;

(ii)
solely to the extent the Qualifying Termination occurs in 2024, an amount equal to (A) three (3) times the sum of Executive’s Base Salary and Guaranteed Bonus, in each case, as in effect immediately prior to termination and without regard to any reduction thereto which constitutes Good Reason, minus (B) if applicable, the amount paid in lieu of notice in accordance with Section 4(d) of this Agreement, with such aggregate amount payable in accordance with Section 5(g) of this Agreement;

(iii)
solely to the extent the Qualifying Termination occurs after the 2024 calendar year, an amount equal to (A) three (3) times the sum of Executive’s Base Salary and Target Annual Bonus, in each case, as in effect immediately prior to termination and without regard to any reduction thereto which constitutes Good Reason, minus (B) if applicable, the amount paid in lieu of notice in accordance with Section 4(d) of this Agreement, with such aggregate amount payable in accordance with Section 5(g) of this Agreement;

(iv)
if Executive timely elects to continue coverage under COBRA, for the eighteen (18) calendar months immediately following the end of the calendar month in which the Qualifying Termination occurs, the Company shall pay a portion of the premiums so that the Executive’s cost for coverage is commensurate with active employees; provided that, if the Company determines that such payments would cause adverse tax consequences to the Company or the Executive or otherwise not be permitted under the Company health and welfare plans or under law, the Company shall instead provide the Executive a lump-sum payment equal to the amount of the Company’s monthly contributions for a period of eighteen (18) months, with such amount payable in accordance with Section 5(g) of this Agreement; and

(v)
the Company shall take all such action as is necessary such that all of Executive’s equity grants that were outstanding as of the date of the Change of Control (after giving effect to Section 3(e)(iii), as applicable) and unvested as of immediately prior to such Qualifying Termination shall immediately and irrevocably vest and, to the extent applicable, become exercisable as of the date of termination and shall remain exercisable for a period of not less than one (1) year from the date of termination, or, if earlier, the expiration of the term of such equity award.

(e)
Effect of Material Breach of Section 7 on Compensation and Benefits Following Termination of Employment. If, at the time of termination of Executive’s employment for any reason or any time thereafter, Executive is in material breach of any covenant contained in Section 7 hereof (as determined by a court of competent jurisdiction), then, notwithstanding anything in this Section 5 to the contrary, Executive (or Executive’s estate, as applicable) shall not be entitled to any payment (or if payments have commenced, any continued payment) other than the Standard Termination Payments.

(f)
No Further Liability; Release. Payment made and performance by the Company in accordance with this Section 5 shall operate to fully discharge and release the Company and its directors, officers, employees, affiliates, stockholders, successors, assigns, agents and representatives from any further obligation or liability with respect to Executive’s employment and termination of employment. Other than providing the compensation and benefits provided for in accordance with this Section 5, the Company and its directors, officers, employees, affiliates, stockholders, successors, assigns, agents and representatives shall have no further obligation or liability to Executive or any other person under this Agreement or with respect to Executive’s employment or the termination thereof, with the exception of indemnification obligations under Section 3(i), hereof. The payment of any amounts pursuant to this Section 5 (other than payments required by law and the Standard Termination Payments) is expressly conditioned upon the timely delivery (and non-revocation) by Executive to the Company of a release, substantially in the form attached hereto as Exhibit A and Executive’s non-revocation of such release. Such release must be returned to the Company in accordance with the term set forth in such release agreement but no later than forty-five (45) days after Executive’s termination of employment and must become irrevocable at the expiration of any applicable revocation period.

(g)
Payment Timing. The payment of any amounts pursuant to Section 5(c)(ii), Section 5(c)(iii), and Section 5(c)(iv), in each case as applicable, will commence within thirty (30) days following the expiration of any applicable revocation period with respect to such release that has been timely executed by Executive and returned to the Company and such amounts shall be paid out in substantially equal installments in accordance with the Company’s payroll practice over (1), in the case of the payments pursuant to Section 5(c)(ii), or Section 5(c)(iii), as applicable, twelve (12) months and (2) in the case of the payments pursuant to Section 5(c)(iv), twelve (12) months. The payment of any amounts pursuant to Section 5(b), Section 5(d)(ii), Section 5(d)(iii), and Section 5(d)(iv), in each case as applicable, shall be paid as a lump sum payment within thirty (30) days following the expiration of any applicable revocation period with respect to such release that has been timely executed by Executive and returned to the Company.

6.	Change of Control.

(a)	For purposes of this Agreement, a “Change of Control” shall be conclusively deemed to have occurred if any of the following shall have taken place:

(i)
the consummation of a transaction or a series of related transactions pursuant to which any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934 (“Exchange Act”)), other than Executive, Executive’s designee(s) or “affiliate(s)” (as defined in Rule 12b-2 under the Exchange Act), or a Permitted Holder, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing forty percent (40%) or more of the combined voting power of the Company’s then outstanding securities; or

(ii)
stockholders of the Company approve a merger or consolidation of the Company with any other entity other than a Permitted Holder, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than eighty percent (80%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

(iii)
the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of, or the Company sells or disposes of, all or substantially all of the Company’s assets other than to a Permitted Holder;

provided, however, that the occurrence of an event described in (i), (ii) or (iii) above shall not constitute a Change of Control unless such event constitutes a change in the ownership or effective control of the Company or a change in ownership of a substantial portion of the assets of the Company within the meaning of Section 409A of the Code.

(b)	For purposes of Section 6(a), a “Permitted Holder” shall mean MacAndrews & Forbes Holdings Inc. and its subsidiaries or affiliates.

7.	Exclusive Employment; Non-competition; Non-solicitation; Nondisclosure of Proprietary Information; Surrender of Records; Inventions and Patents; Code of Ethics.

(a)
No Conflict; No Other Employment. The Company and Executive each hereby represent and warrant that (i) they have the full right, authority and capacity to enter into this Agreement and to perform their obligations hereunder, and (ii) the execution of this Agreement and the performance of their obligations hereunder will not breach or be in conflict with any other agreement to which they are a party or are bound. Executive further represents and warrants that (i) she has not removed or taken and will not remove or take any documents or proprietary data or materials of any kind, electronic or otherwise, with her from any current or former employer to the Company without written authorization from her current or former employer, (ii) she will not use or disclose any such confidential information during the course and scope of her employment with the Company, (iii) she has not engaged in any act of workplace misconduct or impropriety, including any act of discrimination or harassment and (iv) she has not been the subject of any allegations relating thereto. Prior to execution of this Agreement, the Executive was advised by the Company of the Executive’s right to seek independent advice from an attorney of the Executive’s own selection regarding this Agreement. The Executive acknowledges that the Executive has entered into this Agreement knowingly and voluntarily and with full knowledge and understanding of the provisions of this Agreement after being given the opportunity to consult with counsel. The Executive further represents that in entering into this Agreement, the Executive is not relying on any statements or representations made by any of the Company’s directors, officers, employees or agents which are not expressly set forth herein, and that the Executive is relying only upon the Executive’s own judgment and any advice provided by the Executive’s attorney. This representation is an express condition to this Agreement and, in the event of a breach of this representation, this Agreement shall be null and void.

(b)	Non-competition; Non-solicitation.

(i)
Executive acknowledges and recognizes the highly competitive nature of the Company’s business and that access to the Company’s confidential records and proprietary information renders Executive special and unique within the Company’s industry. In consideration of the payment by the Company to Executive of amounts that may hereafter be paid to Executive pursuant to this Agreement (including, without limitation, pursuant to Sections 3 and 5 hereof) and other obligations undertaken by the Company hereunder, Executive agrees that during (1) Executive’s employment with the Company and (2) for a period of eighteen (18) months following the termination of Executive’s employment for any reason (the “Non-Compete Covered Time”), Executive shall not (a) accept employment in a management or executive level role with a Competing Business, (b) become an officer or director of a Competing Business, or (c) render financial, strategic or operational advice to or for a Competing Business; provided, however, that Executive shall not be prevented from (I) providing advice or services to a Competing Business, if such advice or services are restricted solely to one or more distinct portions of the operations and businesses of such Competing Business, such distinct portions do not engage in a Competing Business, and Executive undertakes not to, and does not, have any discussions with, or participate in, the governance, management or operations of such person or entity or any business segments thereof that engage in a Competing Business, or (II) owning or purchasing a passive interest in a Competing Business. For purposes of this Agreement, “Competing Business” means any business that develops, manufactures, markets, licenses, distributes, sells or provides (x) anti-viral drugs used for the treatment of poxviruses (which may also be used for the treatment of other conditions) or (y) any product with respect to which the Company has taken active steps to research, develop, or manufacture and, in each case, with respect to which Executive has obtained or developed proprietary information. For purposes of this Agreement, as of the date of this Agreement, the Company is actively engaged in a specialized sector that is focused on smallpox and monkeypox therapeutics.

(ii)
In further consideration of the payment by the Company to Executive of amounts that may hereafter be paid to Executive pursuant to this Agreement (including, without limitation, pursuant to Sections 3 and 5 hereof) and other obligations undertaken by the Company hereunder, Executive agrees that during (1) Executive’s employment with the Company and (2) for a period of twenty-four (24) months following the termination of Executive’s employment for any reason (the “Non-Solicit Covered Time”), Executive shall not, directly or indirectly, (A) solicit, encourage or attempt to solicit or encourage any of the employees, agents, consultants or representatives of the Company or any of its affiliates who developed or possessed proprietary information of the Company or its affiliates to become employees, agents, representatives or consultants of any other person or entity engaged in the Competing Business; provided, however, that following the termination of Executive’s employment (for any reason), the foregoing will not preclude Executive from initiating or directing, on Executive’s own behalf or for a third party, a general employment solicitation that is not directed primarily at the foregoing employees, agents, consultants or representatives; (B) solicit or attempt to solicit any customer, vendor or distributor of the Company or any of its affiliates with respect to any product or service being furnished, made, sold or leased by the Company or such affiliate, to the extent that Executive first had contact with such customer, vendor, distributor or affiliate during Executive’s employment with the Company or for or about whom Executive learned or had access to confidential or proprietary information; or (C) persuade or seek to persuade any customer of the Company or any affiliate to cease to do business or to reduce the amount of business which any customer has customarily done or contemplates doing with the Company or such affiliate, to the extent that Executive first had contact with such customer, vendor, distributor or affiliate during Executive’s employment with the Company or for or about whom Executive learned or had access to confidential or proprietary information. For purposes of this Section 7(b) only, the terms “customer,” “vendor” and “distributor” shall mean a customer, vendor or distributor who has done business with the Company or any of its affiliates within twelve months preceding the termination of Executive’s employment.

(iii)
During Executive’s employment with the Company and during the Non-Compete Covered Time, Executive agrees that upon the earliest of Executive’s (A) negotiating with any Competitor (as defined below) concerning the possible employment of Executive by the Competitor, (B) receiving a written offer of employment from a Competitor, or (C) becoming employed by a Competitor, Executive will (1) immediately provide notice to the Company of such circumstances and (2) provide copies of Section 7 of this Agreement to the Competitor. Executive further agrees that the Company may provide notice to a Competitor of Executive’s obligations under this Agreement, including, without limitation, Executive’s obligations pursuant to Section 7 hereof. For purposes of this Agreement, “Competitor” shall mean any entity (other than the Company or any of its affiliates) that engages, directly or indirectly, in any Competing Business.

(iv)
Executive understands that the provisions of this Section 7(b) may limit Executive’s ability to earn a livelihood in a Competing Business but nevertheless agrees and hereby acknowledges that the consideration provided under this Agreement, including any amounts or benefits provided under Sections 3 and 5 hereof and other obligations undertaken by the Company hereunder, is sufficient to justify the restrictions contained in such provisions. In consideration thereof and in light of Executive’s education, skills and abilities, Executive agrees that Executive will not assert in any forum that such provisions prevent Executive from earning a living or otherwise are void or unenforceable or should be held void or unenforceable. The Executive acknowledges and agrees that the applicable period with respect to each of the Non-Compete Covered Time and the Non-Solicit Covered Time shall be tolled and extended by the length of any breach of this Agreement by the Executive, to the extent permitted by law.

(c)
Proprietary Information. Executive acknowledges that, during the course of Executive’s employment with the Company, Executive will necessarily have access to and make use of proprietary information and confidential records of the Company and its affiliates. Subject to Section 9(n), Executive covenants that Executive shall not during the Term or at any time thereafter, directly or indirectly, use for Executive’s own purpose or for the benefit of any person or entity other than the Company, nor otherwise disclose, to any individual or entity, any confidential or proprietary information that belongs to the Company or its affiliates or, to the extent acquired by or disclosed to Executive as a result of the employment relationship, to a third party, unless such disclosure has been authorized in writing by the Company or is otherwise required by law. Executive acknowledges and understands that the term “proprietary information” includes, but is not limited to: (i) inventions, trade secrets, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, research, discoveries, developments, designs, and techniques regarding any of the foregoing utilized by the Company or any of its affiliates; (ii) the name and/or address of any customer or vendor of the Company or any of its affiliates or any information concerning the transactions or relations of any customer or vendor of the Company or any of its affiliates with the Company or such affiliate or any of its or their partners, principals, directors, officers or agents; (iii) any information concerning any product, technology, or procedure employed by the Company or any of its affiliates but not generally known to its or their customers, vendors or competitors, or under development by or being tested by the Company or any of its affiliates but not at the time offered generally to customers or vendors; (iv) any information relating to the pricing or marketing methods, sales margins, cost of goods, cost of material, capital structure, operating results, borrowing arrangements or business plans of the Company or any of its affiliates; (v) any information which is generally regarded as confidential or proprietary in any line of business engaged in by the Company or any of its affiliates; (vi) any business plans, budgets, advertising or marketing plans; (vii) any information contained in any of the written or oral policies and procedures or manuals of the Company or any of its affiliates; (viii) any information belonging to customers or vendors of the Company or any of its affiliates or any other person or entity which the Company or any of its affiliates has agreed to hold in confidence; (ix) any inventions, innovations or improvements covered by this Agreement; and (x) all written, graphic and other material relating to any of the foregoing. Executive acknowledges and understands that information that is not novel or copyrighted or patented may nonetheless be proprietary information. The term “proprietary information” shall not include information generally available to and known by the industry, information that is the product of Executive’s general knowledge, education or training (in each case, as of immediately prior to the Commencement Date), or information that is or becomes available to Executive on a non-confidential basis from a source other than the Company, any of its affiliates, or the directors, officers, employees, partners, principals or agents of the Company or any of its affiliates (other than as a result of a breach of any obligation of confidentiality).

(d)
Confidentiality and Surrender of Records. Subject to Section 9(n), Executive shall not during the Term or at any time thereafter (irrespective of the circumstances under which Executive’s employment by the Company terminates), except as required by law, directly or indirectly publish, make known or in any fashion disclose any confidential records to, or permit any inspection or copying of confidential records by, any individual or entity other than in the course of such individual’s or entity’s employment or retention by the Company. Upon termination of employment for any reason or upon request by the Company, Executive shall deliver promptly to the Company all property and records of the Company or any of its affiliates, including, without limitation, all confidential records that Executive is aware (based upon a diligent search) are in Executive’s possession, are accessible to Executive or are under Executive’s control. For purposes hereof, “confidential records” means all correspondence, reports, memoranda, files, manuals, books, lists, financial, operating or marketing records, magnetic tape, or electronic or other media or equipment of any kind which may be in Executive’s possession or under Executive’s control or accessible to Executive which contain any proprietary information. All property and records of the Company and any of its affiliates (including, without limitation, all confidential records) shall be and remain the sole property of the Company or such affiliate during the Term and thereafter.

(e)	Inventions and Patents.

(i)
Executive agrees that all processes, technologies and inventions, including new contributions, improvements, ideas and discoveries, whether patentable or not, conceived, developed, invented or made by Executive during the Term shall belong to the Company; provided that such inventions grew out of Executive’s work with the Company or any of its subsidiaries or affiliates or are conceived or made on the Company’s time or with the use of the Company’s facilities or materials (collectively, “Inventions”). Executive shall further: (a) promptly disclose such Inventions to the Company; (b) assign to the Company, without additional compensation, all patent and other rights to such Inventions for the United States and foreign countries; (c) sign all papers necessary to carry out the foregoing; and (d) give testimony in support of Executive’s inventorship.

(ii)
Executive agrees that Executive will not assert any rights to any Invention as having been made or acquired by Executive prior to the date of this Agreement, except for Inventions, if any, disclosed to the Company in writing prior to the date hereof. For the avoidance of doubt, Executive has disclosed her rights with respect to the Inventions of LASN, LLC and Executive’s spouse concerning therapies (other than anti-viral drugs used for treatment of poxviruses) specific to the ART1 cellular target.

(iii)
The Company shall be the sole owner of all the products and proceeds of Executive’s services hereunder, including, but not limited to, all materials, ideas, concepts, formats, suggestions, developments, arrangements, packages, programs and other intellectual properties that Executive may acquire, obtain, develop or create in connection with and during the Term, free and clear of any claims by Executive (or anyone claiming under Executive) of any kind or character whatsoever (other than Executive’s right to receive payments hereunder). Executive shall, at the request of the Company, execute such assignments, certificates or other instruments as the Company may from time to time deem necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend its right, title or interest in or to any such properties.

(f)
Enforcement. Executive acknowledges and agrees that, by virtue of Executive’s position, Executive’s services and access to and use of confidential records and proprietary information, any violation by Executive of any of the undertakings contained in this Section 7 or in Sections 9(a) or 9(c) would cause the Company and/or its affiliates immediate, substantial and irreparable injury for which it or they have no adequate remedy at law. Accordingly, Executive agrees and consents to the entry of an injunction or other equitable relief by a court of competent jurisdiction restraining any violation or threatened violation of any undertaking contained in this Section 7 or in Sections 9(a) or 9(c). Executive waives posting by the Company or its affiliates of any bond otherwise necessary to secure such injunction or other equitable relief. Rights and remedies provided for in this Section 7 are cumulative and shall be in addition to rights and remedies otherwise available to the parties hereunder or under any other agreement or applicable law.

(g)	Code of Ethics. Nothing in this Section 7 is intended to limit, modify or reduce Executive’s obligations under the Company’s Code of Ethics that has been provided to Executive in writing.

8.	Assignment and Transfer.

(a)
Company. This Agreement shall inure to the benefit of and be enforceable by and binding upon, and may be assigned by the Company without Executive’s consent to, any purchaser of all or substantially all of the Company’s business or assets, or to any successor to the Company (whether direct or indirect, by purchase, merger, consolidation or otherwise); provided that the Company shall require such successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

(b)
Executive. The parties hereto agree that Executive is obligated under this Agreement to render personal services during Executive’s employment of a special, unique, unusual, extraordinary and intellectual character, thereby giving this Agreement special value. Executive’s rights and obligations under this Agreement shall not be transferable by Executive by assignment or otherwise, and any purported assignment, transfer or delegation thereof shall be void; provided, however, that if Executive shall die, all amounts then payable to Executive hereunder shall be paid in accordance with the terms of this Agreement to Executive’s estate.

9.	Miscellaneous.

(a)
Cooperation. For twelve (12) months following termination of employment with the Company for any reason, Executive shall cooperate with the Company, as requested by the Company upon reasonable notice and with due regard to Executive’s obligations to a future employer and other commitments, to provide reasonable assistance to the Company, its affiliates and their respective representatives with respect to any litigation, regulatory investigation, action or proceeding (or any appeal from any action or proceeding) related to a matter to which Executive has information or knowledge that may be made against the Company or its affiliates. The Company shall pay or reimburse Executive for all reasonable out-of-pocket expenses (including reasonable attorney fees) incurred in the course of complying with this Section 9(a), subject to presentation of appropriate documentation by the Executive. Furthermore, if (i) Executive’s employment with the Company is terminated in connection with a Qualifying Termination, herein and (ii) Executive provides the Company more than ten (10) hours of assistance pursuant to this Section 9(a) in any month, then with respect to any assistance in excess of such amount, the Company shall compensate Executive for each day that Executive provides assistance pursuant to this Section 9(a), at a rate equal to 1/260th of Executive’s Base Salary in effect as of Executive’s termination of the employment (such rate, the “Daily Base Rate”).  Furthermore, if Executive’s employment with the Company is terminated other than in connection with a Qualifying Termination, herein, the Company shall compensate Executive for each day that Executive provides assistance pursuant to this Section 9(a) at the Daily Base Rate.

(b)
Mitigation; Offset. Executive shall not be required to mitigate damages or the amount of any payment provided to Executive under Section 5 of this Agreement by seeking other employment or otherwise, nor shall the amount of any payments provided to Executive under Section 5 be reduced by any compensation earned by Executive as the result of employment by another employer after the termination of Executive’s employment or otherwise.

(c)
Protection of Reputation. Subject to Section 9(n), during the Term and thereafter, Executive agrees that Executive will take no action which is intended or would reasonably be expected to harm the Company or any of its affiliates or its or their reputation or which would reasonably be expected to lead to unwanted or unfavorable publicity to the Company or its affiliates. Nothing herein shall prevent Executive from making any truthful statement in connection with any legal proceeding or investigation by the Company or any governmental authority or Executive’s enforcement of this Agreement. The Company agrees to instruct its executive officers and members of its Board to not disparage Executive, and the Company shall use reasonable efforts to ensure compliance with such instruction. Nothing herein shall prevent the Company or its officers and directors from making truthful statements about the Executive, her employment or cessation thereof, or other statements that are required by applicable law. Further, nothing in this Section 9(c) will prevent Executive or the Company or its officers and directors from (i) responding to a lawful subpoena, meeting regulatory obligations or reporting to a government agency, or complying with any other legal obligation, or (ii) reporting possible violations of federal or state law or regulation (including securities laws and regulations) to any governmental agency or entity or self-regulatory organization, cooperating with any governmental agency in connection with any such possible violation, or making other disclosures or taking other actions that are protected under the whistleblower provisions of federal or state law or regulation.

(d)
Governing Law; Consent to Jurisdiction. This Agreement shall be governed by and construed (both as to validity and performance) and enforced in accordance with the internal laws of the State of New York applicable to agreements made and to be performed wholly within such jurisdiction, without regard to the principles of conflicts of law or where the parties are located at the time a dispute arises. In the event of any controversy or claim arising out of or relating to this Agreement or the breach or alleged breach hereof, each of the parties hereto irrevocably (i) consents to the jurisdiction of any state court sitting in the County of New York, State of New York, or federal court sitting in the County of New York, State of New York, (ii) waives any objection which it may have at any time to the laying of venue of any action or proceeding brought in any such court and (iii) waives any claim that such action or proceeding has been brought in an inconvenient forum.

(e)
Entire Agreement. This Agreement (including the plan(s) referenced in Sections 3(d) and 3(e) of this Agreement) contains the entire agreement and understanding between the parties hereto in respect of Executive’s employment from and after the date hereof and supersedes, cancels and annuls any prior or contemporaneous written or oral agreements, understandings, commitments and practices between them respecting Executive’s employment from and after the date hereof.

(f)
Amendment. This Agreement may be amended only by a writing which makes express reference to this Agreement as the subject of such amendment and which is signed by Executive and, on behalf of the Company, by its duly authorized officer.

(g)
Severability. If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction or arbitration panel to be invalid or unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be enforced to the fullest extent permitted by law. If any provision of this Agreement, or any part thereof, is held to be invalid or unenforceable because of the scope or duration of or the area covered by such provision, the parties hereto agree that the court or arbitration panel making such determination shall reduce the scope, duration and/or area of such provision (and shall substitute appropriate provisions for any such invalid or unenforceable provisions) in order to make such provision enforceable to the fullest extent permitted by law and/or shall delete specific words and phrases, and such modified provision shall then be enforceable and shall be enforced. The parties hereto recognize that if, in any judicial or arbitral proceeding, a court or arbitration panel shall refuse to enforce any of the separate covenants contained in this Agreement, then that invalid or unenforceable covenant contained in this Agreement shall be deemed eliminated from these provisions to the extent necessary to permit the remaining separate covenants to be enforced. In the event that any court or arbitration panel determines that the time period or the area, or both, are unreasonable and that any of the covenants is to that extent invalid or unenforceable, the parties hereto agree that such covenants will remain in full force and effect, first, for the greatest time period, and second, in the greatest geographical area that would not render them unenforceable.

(h)
Construction. The headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement. The language in all parts of this Agreement shall be in all cases construed according to its fair meaning and not strictly for or against the Company or Executive. As used herein, the words “day” or “days” shall mean a calendar day or days.

(i)
Non-waiver. Neither any course of dealing nor any failure or neglect of either party hereto in any instance to exercise any right, power or privilege hereunder or under law shall constitute a waiver of any other right, power or privilege or of the same right, power or privilege in any other instance. All waivers by either party hereto must be contained in a written instrument signed by the party to be charged and, in the case of the Company, by its duly authorized officer.

(j)
Notices. Any notice required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered or if sent by registered or certified mail, postage prepaid, with return receipt requested, addressed:

(i)	in the case of the Company, to:

SIGA Technologies, Inc.
35 East 62nd Street
New York, NY 10065
Attention: Executive Vice President and Chief Financial Officer

(ii)	in the case of Executive, to Executive’s last known address as reflected in the Company’s records, or to such other address as Executive shall designate by written notice to the Company.

Any notice given hereunder shall be deemed to have been given at the time of receipt thereof by the person to whom such notice is given if personally delivered or at the time of mailing if sent by registered or certified mail.

(k)
Survival. Cessation or termination of Executive’s employment with the Company shall not result in termination of this Agreement. The respective obligations of Executive and the Company as provided in Sections 5, 7, 8 and 9 of this Agreement shall survive cessation or termination of Executive’s employment hereunder.

(l)	Section 280G of the Code.

(i)
Notwithstanding anything in this Agreement or otherwise to the contrary, in the event that any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) by the Company or any entity that effectuates a change of control (or any of its affiliates) to or for the benefit of the Executive (whether pursuant to the terms of this Agreement or any other plan, equity-based award, arrangement, agreement or otherwise) (all such payments, awards, benefits and/or distributions being hereinafter referred to as the “Total Payments”) would be subject to the excise tax under Section 4999 of the Code (or any successor provision) (the “Excise Tax”), then Executive will receive either (a) the full amount of the Total Payment, or (b) the amount of benefits provided as to such lesser extent that would result in no portion of the Total Payments being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state, local, employment and other taxes and Excise Tax (including, without limitation, any interest or penalties on such taxes), results in Executive’s receipt, on an after-tax basis, of the greatest amount of payments and benefits provided for under this Agreement or otherwise; provided that, in the event that any payments or benefits to Executive could be exempt from Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) if the shareholder approval requirements under Section 280G(b)(5) of the Code were met, such payments will be conditioned on shareholder approval and the Company or any of its applicable affiliates agrees to use best efforts to seek to obtain such shareholder approval.

(ii)
Any determinations that are made pursuant to this Section 9(l) shall be made by a nationally recognized certified public accounting firm that shall be selected by the Company (and paid by the Company) prior to any transaction that is subject to Section 280G of the Code (the “Accountant”), which determination shall be certified by the Accountant and set forth in a certificate delivered to the Executive setting forth in reasonable detail the basis of the Accountant’s determinations.

(m)	Section 409A of the Code.

(i)
The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively “Section 409A of the Code”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.

(ii)
A termination of employment shall not be deemed to have occurred for purposes of this Agreement providing for the payment of any amounts or benefits subject to Section 409A of the Code upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A of the Code and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment that is considered non-qualified deferred compensation under Section 409A of the Code payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (A) the day following the expiration of the six (6)-month period measured from the date of such “separation from service” of Executive, and (B) the date of Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 9(m) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(iii)
 (A) All expenses or other reimbursements provided herein shall be payable in accordance with the Company’s policies in effect from time to time, but in any event shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive, (B) no such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year and (C) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchanged for another benefit.

(iv)
For purposes of Section 409A of the Code, Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

(v)
Notwithstanding the foregoing, the Company makes no representations regarding the tax implications of the compensation and benefits to be paid to Executive under this Agreement, including, without limitation, under Section 409A of the Code. The parties agree that in the event a qualified tax advisor to the Company or to Executive (neither party being required to retain such advisor) reasonably advises that the terms hereof would result in Executive being subject to tax under Section 409A of the Code, Executive and the Company shall negotiate in good faith to amend this Agreement to the extent necessary to prevent the assessment of any such tax.

(n)
Protected Activities. Pursuant to 18 U.S.C. §1833(b), Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret of the Company that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to Executive’s attorney, and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Executive understands that if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney and use the trade secret information in the court proceeding if Executive (1) files any document containing the trade secret under seal and (2) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement is intended to conflict with 18 U.S.C. §1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section. Further, nothing in this Agreement or any other agreement between the Company and Executive shall prohibit or restrict Executive from (I) voluntarily communicating with an attorney retained by Executive, (II) voluntarily communicating with any law enforcement, government agency, including the Securities and Exchange Commission (“SEC”), the Equal Employment Opportunity Commission, the New York State Division of Human Rights, or any other state or local commission on human rights, or any self-regulatory organization, regarding possible violations of law, including criminal conduct and unlawful employment practices, in each case without advance notice to the Company, (III) recovering a SEC whistleblower award as provided under Section 21F of the Exchange Act, (IV) disclosing any information (including proprietary information) to a court or other administrative or legislative body in response to a subpoena, court order or written request (with advance notice to the Company prior to any such disclosure to the extent legally permitted), (V) filing or disclosing any facts necessary to receive unemployment insurance, Medicaid or other public benefits to which Executive is entitled or (VI) disclosing the underlying facts or circumstances relating to claims of discrimination, in violation of laws prohibiting discrimination, against the Company.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed on its behalf by an individual thereunto duly authorized and Executive has duly executed this Agreement, all as of the date and year first written above.

SIGA TECHNOLOGIES, INC.

By:	/s/ Daniel J. Luckshire
Name: Daniel J. Luckshire
Title: Executive Vice President and
Chief Financial Officer

EXECUTIVE

/s/ Diem Nguyen
Diem Nguyen

[Signature Page to Nguyen Employment Agreement]

Exhibit A

Form of Release

GENERAL RELEASE OF CLAIMS

A general release is required as a condition for receiving the severance payments and benefits described in [Section 5(b)]/[Section 5(c)]/[Section 5(d)] of the Employment Agreement, dated January 19, 2024, by and between you, Diem Nguyen (“you”) and SIGA Technologies, Inc., a Delaware corporation (the “Company”) (the “Employment Agreement”). This general release of claims (“General Release”) is being made by you for yourself and on behalf of your heirs, executors, administrators, dependents, trustees, legal representatives, successors, and assigns (the “Releasors”).

(1)          General. By executing this General Release (“General Release”), you have advised us that you, on behalf of yourself and the other Releasors, hereby waive any and all claims against the Company and its subsidiaries and affiliated or related entities, Insperity, Inc., and any and all of their respective predecessors, successors, assigns and employee benefit plans, and in such capacities their respective past and present officers, directors, shareholders, employees, owners, stockholders, members, investors, trustees, fiduciaries, administrators, agents, attorneys and representatives (collectively, the “Released Party” or “Released Parties”) and by execution of this General Release you irrevocably and unconditionally release and forever discharge any such claims except as provided in Paragraph 3(b) below.

(2)          Acknowledgment. You hereby agree and acknowledge that the severance pay and benefits under [Section 5(b)]/[Section 5(c)]/[Section 5(d)] of the Employment Agreement exceed any payment, benefit or other thing of value to which you might otherwise be entitled under any policy, plan or procedure of the Company or its affiliates or pursuant to any prior agreement or contract with the Company or its affiliates.

Exhibit A-1

(3)           Release.

(a) For good and valuable consideration, including, without limitation, the severance pay and benefits under [Section 5(b)]/[Section 5(c)]/[Section 5(d)] of the Employment Agreement, the Releasors hereby release, acquit and forever discharge the Released Parties, of and from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, causes of action, rights, costs, losses, debts and expenses of any nature whatsoever, known or unknown, which any Releasors ever had, now have or hereafter can, will or may have (either directly, indirectly, derivatively or in any other representative capacity) by reason of any matter, fact or cause whatsoever against the Released Parties (collectively, “Claims”): (i) arising from the beginning of time to the time that you sign this General Release, including, without limitation, (A) any such Claims relating to or arising out of your employment with the Company or any of the other Released Parties, (B) any such Claims arising under any foreign, federal, state or local statute, law, regulation, ordinance or common law or any other cause of action including, but not limited to, claims for discrimination, harassment, retaliation, attorneys’ fees or other claims arising under labor or employment laws, the federal Age Discrimination in Employment Act (“ADEA”), the Older Workers’ Benefit Protection Act, the Employee Retirement Income Security Act (regarding unvested benefits), the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, Section 1981 of U.S.C. Title 42, the Fair Labor Standards Act, the Equal Pay Act, the Family and Medical Leave Act (regarding existing but not prospective claims), the Immigration Reform and Control Act, the Worker Adjustment and Retraining Notification Act, the Uniformed Services Employment and Re-Employment Act, the Fair Credit Reporting Act, the National Labor Relations Act, the Genetic Information Nondiscrimination Act, the New York State Human Rights Law, the New York Labor Law (including, without limitation, the New York State Worker Adjustment and Retraining Notification Act, all provisions prohibiting discrimination and retaliation, and all provisions regulating wage and hour law), the New York State Correction Law, the New York State Civil Rights Law, Section 125 of the New York Workers’ Compensation Law, the New York City Human Rights Law, the New York City Administrative Code, the New York Corrections Law, the New York Executive Law Section 296(15), and all federal, state and local laws under which claims may legally be waived, each as amended and including each of their respective implementing regulations, and (C) any such Claims arising under tort, contract, or quasi-contract law, including, without limitation, claims for breach of contract (both express and implied), breach of any covenant of good faith and fair dealing (both express and implied), promissory estoppel, fraud, defamation, negligent or intentional infliction of emotional distress, negligent or intentional misrepresentation or unfair business practices, and any such Claims for attorneys’ fees and punitive or consequential damages; (ii) relating to or arising out of the termination of your employment with the Company or any of the other Released Parties, including, without limitation, any Claim for wrongful termination of employment, constructive discharge or any similar cause of action; or (iii) relating to or arising under any policy, agreement, plan, contract, understanding or promise, written or oral, formal or informal, between you and any Released Party. It is further understood and agreed that, notwithstanding any statute or common law principle, and for the purpose of implementing a full and complete release and discharge of all claims, you expressly acknowledge that this release is intended to include in its effect, without limitation, all Claims which you do not know or suspect to exist in your favor at the time of execution hereof, and that the release agreed-upon herein contemplates the full extinguishment of your Claims.

(b)        Notwithstanding the foregoing, the Company and you recognize that nothing contained in this General Release shall in any way release or discharge (i) your right to file an administrative charge or complaint with, testify, assist, or participate in an investigation, hearing, or proceeding conducted by, or communicate factual information related to any claim of discrimination with, law enforcement, the Equal Employment Opportunity Commission, the New York State Division of Human Rights, any local human rights commission or other similar federal, state, or local administrative agencies or an attorney retained by you, although, to the extent permitted by applicable law, you waive any right to monetary relief related to any filed charge or administrative complaint; (ii) your right to bring any Claim that cannot be waived under applicable law; (iii) your right to the benefits specifically provided in [Section 5(b)]/[Section 5(c)]/[Section 5(d)] of the Employment Agreement; (iv) your right to any vested benefits to which you may be entitled under any welfare or qualified retirement plan of the Company or its affiliates; (v) any right to indemnification under applicable corporate law, the Employment Agreement, the bylaws or certificate of incorporation of the Company or any affiliate, or any agreement between you and the Company or any affiliate; (vi) any rights as an insured under any director’s and officer’s liability insurance policy; or (vii) any rights you may have as a member or holder of equity or other securities of the Company or its affiliates.

Exhibit A-2

(c)          You affirm and warrant that you have not filed, initiated or caused to be filed or initiated any claim, charge, suit, complaint, grievance, action or cause of action against the Company or any other Released Party. You affirm and warrant that you have made no assignment of any right or interest in any claim which you may have against any of the Released Parties.

(4)        Restrictive Covenants. You hereby agree that you are still subject to the obligations under Section 7 and Sections 9(a) and 9(c) of the Employment Agreement which shall survive your termination of employment with the Company. Nothing in this General Release or any other agreement that you may have with the Company or any of the other Released Parties shall prohibit or restrict you from (i) voluntarily communicating with an attorney retained by you, (ii) voluntarily communicating with any law enforcement, government agency, including the Securities and Exchange Commission (“SEC”), the Equal Employment Opportunity Commission, the New York State Division of Human Rights, or any other state or local commission on human rights, or any self-regulatory organization regarding possible violations of law, in each case without advance notice to the Company, (iii) recovering a SEC whistleblower award as provided under Section 21F of the Securities Exchange Act of 1934, (iv) disclosing any information (including proprietary information) to a court or other administrative or legislative body in response to a subpoena, court order or written request (with advance notice to the Company prior to any such disclosure to the extent legally permitted), (v) filing or disclosing any facts necessary to receive unemployment insurance, Medicaid or other public benefits to which you are entitled or (vi) disclosing the underlying facts or circumstances relating to claims of discrimination, in violation of laws prohibiting discrimination, against the Company.

(5)           Review and Revocation.

(a)  You acknowledge that (i) the Company has advised you in writing to consult with an attorney of your own choosing before signing this General Release, (ii) you have been given the opportunity to seek the advice of counsel, (iii) you have carefully read and fully understand all of the provisions of this General Release, (iv) the release provided herein specifically applies to any rights or claims that you may have against the Released Parties pursuant to the ADEA, (v) you are entering into this General Release knowingly, freely and voluntarily in exchange for good and valuable consideration to which you are not otherwise entitled, (vi) you have the full power, capacity and authority to enter into this General Release, and (vii) you understand that the release in this paragraph does not apply to rights and claims that may arise after you sign this General Release. You intended that this General Release shall not be subject to any claim for duress.

(b)  You understand and agree that you have [twenty-one (21)]/[forty-five (45)] calendar days following your receipt of this General Release to consider whether to sign this General Release, although you may voluntarily choose to sign it sooner. However, in no event can you sign this General Release prior to your last day of employment with the Company. For a period of seven (7) days after the date on which you sign this General Release, you may, in your sole discretion, rescind this General Release by delivering a written notice of rescission to the Company and delivered to [●] at [●] by no later than 5:00 p.m. of the seventh (7th) day following your execution of this General Release. If you timely and properly revoke your signature on this General Release within such seven (7) calendar day period, this General Release shall be of no force or effect. If you do not rescind this General Release pursuant to this Section 5(b), this General Release shall become final and binding and shall be irrevocable on the eighth (8th) calendar day following the date of your execution of this General Release. Changes to this General Release, whether material or immaterial, shall not restart the running of the twenty-one (21) calendar day period.

Exhibit A-3

(6)          No Admission of Liability. You understand that nothing in this General Release will be considered as any admission by the Company or any other Released Party of any improper conduct or wrongdoing whatsoever, any such wrongdoing being expressly denied.

(7)         Severability. If any provision of this General Release is declared by any court of competent jurisdiction to be invalid for any reason, such invalidity shall not affect the remaining provisions. On the contrary, such remaining provisions shall be fully severable, and this General Release shall be construed and enforced as if such invalid provisions never had been included in this General Release.

(8)          Entire Agreement. This General Release sets forth the entire understanding of the parties and supersedes any and all prior agreements, oral or written, relating to the subject matters contained herein and is legally binding and enforceable. This General Release may not be modified except by a written document, signed by you and by a duly authorized corporate officer of the Company.

(9)          Governing Law; Consent to Jurisdiction. This General Release shall be governed by and construed (both as to validity and performance) and enforced in accordance with the internal laws of the State of New York applicable to agreements made and to be performed wholly within such jurisdiction, without regard to the principles of conflicts of law or where the parties are located at the time a dispute arises. In the event of any controversy or claim arising out of or relating to this General Release or the breach or alleged breach hereof, each of the parties hereto irrevocably (a) consents to the jurisdiction of any state court sitting in the County of New York, State of New York, or federal court sitting in the County of New York, State of New York, (b) waives any objection which it may have at any time to the laying of venue of any action or proceeding brought in any such court and (c) waives any claim that such action or proceeding has been brought in an inconvenient forum.

FINALLY, THIS IS TO EXPRESSLY ACKNOWLEDGE:

•	You have been provided a period of at least [twenty-one (21)/forty-five (45)] days within which to consider the terms of this General Release;
•	You have been advised by the Company to consult with an attorney of your choosing in connection with this General Release;
•
You fully understand the significance of all of the terms and conditions of this General Release, and are signing this General Release voluntarily and of your own free will and without reservation or duress and assent to all the terms and conditions contained herein; and

Exhibit A-4

•
No promises or representations, written or oral, have been made to you by any person to induce you to sign this General Release other than the promise of payment set forth in [Section 5(b)]/[Section 5(c)]/[Section 5(d)] of the Employment Agreement.

I HEREBY STATE THAT I HAVE CAREFULLY READ THIS GENERAL RELEASE AND THAT I AM SIGNING THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY WITH THE FULL INTENT OF RELEASING THE RELEASEES FROM ANY AND ALL CLAIMS, EXCEPT AS SET FORTH HEREIN. FURTHER, IF SIGNED PRIOR TO THE COMPLETION OF THE FORTY-FIVE (45) OR TWENTY-ONE (21) DAY REVIEW PERIOD, THIS IS TO ACKNOWLEDGE THAT I KNOWINGLY AND VOLUNTARILY SIGNED THIS GENERAL RELEASE ON AN EARLIER DATE.

Please sign this copy of your General Release and return it to [___________________].

Date	Signature Diem Nguyen

Exhibit A-5